Exhibit 10.1

Archer-Daniels-Midland Company
Amended and Restated
Stock Unit Plan
For Nonemployee Directors

1.           Introduction

The Archer-Daniels-Midland Company Stock Unit Plan for Nonemployee Directors is intended to promote the interests of the Company and its Stockholders by paying part or all of the compensation of the Company’s nonemployee directors in the form of an economic equivalent of an equity interest in the Company, thereby providing appropriate incentives and rewards to encourage nonemployee directors to take a long-term outlook when formulating policy applicable to the Company and encouraging them to remain on the Board.  In general, the Plan provides for the conversion of at least 50 percent and up to 100 percent of a nonemployee director’s fees for each calendar year into units of measurement relating to the value of the Company’s common stock, and for payment to the director of the value of such units on the earlier of (a) the passage of five full calendar years or (b) upon termination from service on the Board (in either case, subject to deferral of the payment date by the nonemployee director in accordance with the terms of the Plan).  A nonemployee director will thus normally receive payment under the Plan each successive year in respect of the fees originally converted into units in the year preceding the fifth calendar year prior to the year of payment.  A nonemployee director will participate in the Plan for all periods of service on the Board following the effective date of the Plan, notwithstanding any future payments to the director of any part of his interest under the Plan.

The original Plan was approved by the Stockholders of the Company at its 1996 Annual Meeting and became effective on January 1, 1997.  In July 1997, the Board of Directors amended the original Plan by increasing the minimum portion of the nonemployee directors’ fees to be converted into units from 25 percent to 50 percent.  The Plan was further amended in October 2001 to permit nonemployee directors to defer payment under the Plan in certain circumstances and again in December 2003 to provide nonemployee directors with additional flexibility in electing to defer payment under the Plan.  Most recently, the Plan was amended effective January 1, 2005 to comply with Section 409A of the Code, and was again amended effective January 1, 2009, in response to final regulations issued under Section 409A of the Code.

2.           Definitions

(a)           “Board” means the Board of Directors of the Company.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Committee” means the Benefit Plans Committee of the Company, or any successor committee thereto.

(d)           “Common Stock” means the common stock of the Company, without par value.

(e)           “Company” means Archer-Daniels-Midland Company, a Delaware corporation.

(f)           “Director’s Fees” means the annual retainer fee and all meeting fees, committee fees and other Director’s fees earned by the Participant for his service on the Board.

(g)           “Fair Market Value” means, with respect to a share of the Common Stock, the average of the high and low reported sales price regular way per share of the Common Stock on the New York Stock Exchange Composite Tape for the relevant day, or, in the absence thereof, on the most recent prior day for which such sales are reported.  If the Common Stock is not listed on the New York Stock Exchange as of any date that Fair Market Value is to be determined, Fair Market Value shall be determined by the Committee in its discretion in a manner consistently applied.

(h)           “Mandatory Conversion” means the required conversion of 50 percent of a Participant’s Director’s Fees into a Stock Unit Award pursuant to Section 4 hereof.

(i)           “Participant” means a member of the Board who is not an employee of the Company or any of its affiliates.

(j)           “Plan” means this Archer-Daniels-Midland Company Stock Unit Plan for Nonemployee Directors.

(k)           “Realization Date” means, with respect to each Stock Unit allocated to a Participant’s Stock Unit Account, the first business day following the earlier of (i) the date five years after the end of the calendar year that includes the calendar quarter for which such Stock Unit is awarded to the Participant or in which such Stock Unit is credited to the Participant as a dividend equivalent, or (ii) the date the Participant has a Separation from Service, in either case subject to extension under Section 5(e).

(l)           “Separation from Service” means that (i) with respect to Stock Unit Awards credited prior to January 1, 2005, the Participant has ceased to be a member of the Board, or (ii) with respect to Stock Unit Awards credited after December 31, 2004, the Participant has ceased to be a member of the Board and has otherwise had a separation from service recognized as such under Section 409A of the Code.

(m)           “Stock Unit” means a non-voting unit of measurement that is deemed for valuation and bookkeeping purposes to be equivalent to an outstanding share of Common Stock, and shall include fractional units.

(n)           “Stock Unit Account” means a book account maintained by the Company reflecting the Stock Units allocated to a Participant pursuant to Section 4 hereof as a result of the Participant’s Mandatory Conversions and Voluntary Conversions and such additional Stock Units as shall be credited thereto in respect of dividends paid on the Common Stock.

(o)           “Stock Unit Award” means an award under Section 4(c) hereof of Stock Units as a result of a Participant’s Mandatory Conversion and Voluntary Conversion for a calendar quarter.

(p)           “Voluntary Conversion” means the conversion based on the election of the Participant of all or part of a Participant’s Director’s Fees otherwise payable to the Participant in cash into a Stock Unit Award pursuant to Section 4 hereof.

3.           Administration

The Plan shall be administered by the Committee. The Committee shall have full authority to administer the Plan, including the discretionary authority to interpret and construe all provisions of the Plan, to resolve all questions of fact arising under the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate.  Decisions of the Committee shall be final and binding on all parties.  The Committee may delegate administrative responsibilities under the Plan to appropriate officers or employees of the Company.  All expenses of the Plan shall be borne by the Company.

4.           Crediting of Stock Units

(a)           Mandatory Conversions.  For each calendar quarter in which the Plan is in effect, 50 percent of the aggregate dollar amount of a Participant’s Director’s Fees payable for such quarter shall be converted into a Stock Unit Award pursuant to Section 4(c) hereof.

(b)           Voluntary Conversions.  For each calendar quarter in which the Plan is in effect, a Participant may elect to convert all or any portion of his Director’s Fees payable for such quarter (in addition to those required to be converted under Section 4(a) hereof) into a Stock Unit Award pursuant to Section 4(c) hereof.  Each Voluntary Conversion shall be made on the basis of a Participant’s written election stating the amount by which such Director’s Fees shall be converted to a Stock Unit Award.  Each such election shall be made in the form required by the Committee, shall be delivered to the Company no later than December 31 of the calendar year immediately preceding the calendar year for which the election is made, and shall be effective for each calendar quarter of such calendar year.  In the case of a member of the Board who first becomes a Participant during a calendar year, such election for such year must be made within 30 days following such member becoming a Participant, and shall apply only to calendar quarters that begin following the date such election is made.

(c)           Stock Unit Awards.  A Participant shall receive a Stock Unit Award for each calendar quarter in respect of his Mandatory Conversion and any Voluntary Conversion applicable to such quarter. Such Stock Unit Award shall equal the number of the Stock Units determined by dividing (A) the aggregate dollar amount of the Participant’s Director’s Fees that are converted to a Stock Unit Award for the quarter by his Mandatory Conversion and Voluntary Conversion, by (B) the Fair Market Value of the Common Stock on the last business day of such calendar quarter. Each Stock Unit Award shall be credited to the Participant’s Stock Unit Account as of the first day following the end of the calendar quarter for which such Stock Unit Award is granted.

(d)           Dividend Equivalents.  As of any date that cash dividends are paid with respect to the Common Stock from time to time, each Participant’s Stock Unit Account shall be credited with an additional number of Stock Units determined by dividing (A) the aggregate dollar amount of the dividends that would have been paid on the Stock Units credited to the Participant’s Stock Unit Account as of the record date for such dividend had such Stock Units been actual shares of Common Stock by (B) the Fair Market Value of the Common Stock on the dividend payment date.

(e)           Certain Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, or any other change in the corporate structure or shares of the Company, pursuant to any of which events the then outstanding shares of the Common Stock are split up or combined or are changed into, become exchangeable at the holder’s election for, or entitle the holder thereof to, other shares of stock, or similar change in the Common Stock or other similar event that the Committee, in its discretion, deems appropriate, each Participant’s Stock Unit Account shall be adjusted as determined by the Committee in its sole discretion to reflect such change or other event.  It is intended that in making such adjustments, the Committee will seek to treat each Participant as if he were a stockholder of the Common Stock of the number of Stock Units credited to his Stock Unit Account (but without duplication of any benefits that may be provided under Section 4(d) hereof).  Except as is expressly provided in this Section, Participants shall have no rights as a result of any such change in the Common Stock or other event.

5.           Distributions of Benefits

(a)           Valuation and Payment of Units.  Subject to Section 6 hereof, a Participant shall be entitled to a benefit under the Plan with respect to each Stock Unit Award upon the Realization Date for such Stock Unit Award.  Such benefit shall be equal to the cash amount determined by multiplying (A) the number of Stock Units credited to the Participant’s Stock Unit Account in respect of the Stock Unit Award for which the Realization Date has occurred (including additional Stock Units credited to the Participant’s Stock Unit Account with respect thereto pursuant to Section 4(d) hereof) by (B) the Fair Market Value of the Common Stock on the Realization Date.  Each such amount shall be paid to the Participant in cash within 30 days after the applicable Realization Date.

(b)           Payment of Additional Dividends.  Subject to Section 6 hereof, if, pursuant to Section 4(d) hereof, additional Stock Units are required to be credited to a Participant’s Stock Unit Account in respect of Stock Units that were held in the Participant’s Stock Unit Account as of the record date for dividends paid on the Common Stock that were paid after the payment to the Participant of a benefit in respect of such Stock Units, the Company shall pay to the Participant a cash amount in respect of such dividends equal to the dollar amount of such dividends.  Such amount shall be paid to the Participant within 30 days after the dividend payment date.

(c)           Payment of Nonconverted Fees.  Subject to Section 6 hereof, in the event that a Participant has a Separation from Service prior to the time that Stock Units are credited to his Stock Unit Account pursuant to Section 4(c) hereof in respect of his Mandatory Conversion or Voluntary Conversion for a calendar quarter, the amount of all Director’s Fees earned by the Participant during such quarter shall be paid to the Participant in cash within 30 days after his Separation from Service.

(d)           Section 16 Restrictions.  Notwithstanding any other provision hereof, if and to the extent required in order for Stock Units to meet the requirements for exemption under Rule 16b-3 (or any successor thereto) promulgated under the Securities Exchange Act of 1934, no amount in respect of any Stock Unit Award (including any additional Stock Units allocated to a Participant’s Stock Unit Account pursuant to Section 4(d) hereof) shall be paid to a Participant until the expiration of 6 months after the Stock Units in respect of which the payment is to be made have been allocated to the Participant’s Stock Unit Account, and the amount of such payment shall be determined based on the Fair Market Value of the Common Stock on the date such 6-month period expires.

(e)           Extension of Realization Date.  A Participant shall be allowed the following elections:
(A)           A Participant shall be allowed to extend the Realization Date occurring under Section 2(k)(i) to a new Realization Date determined by the Participant, subject to the following:

(i)            An election will be effective only if it is received by the Committee at least 12 months prior to the currently scheduled Realization Date under Section 2(k)(i); and

(ii)           With respect to any Stock Unit Award credited after December 31, 2004, the new Realization Date under Section 2(k)(i) must be at least 5 years after the currently scheduled Realization Date under Section 2(k)(i) unless the election to extend the Realization Date is received by the Committee prior to the calendar year in which the Stock Unit Award is made to the Participant.

A Participant may elect to extend the Realization Date any number of times, provided that each election complies with paragraphs (i) and (ii).

(B)           A Participant shall be allowed to extend the Realization Date occurring under Section 2(k)(ii) to up to three new Realization Dates determined by the Participant that are a fixed number of months (not more than 30 months) after the Participant’s Separation from Service.   An election will be effective with respect to a Stock Unit Award if it is received by the Committee prior to the calendar year in which the Stock Unit Award is credited to the Participant.  Thereafter, an election will be effective with respect to a Stock Unit Award credited prior to January 1, 2005, if it is received by the Committee at least 12 months prior to Separation from Service (in the case of any Stock Unit Award credited after December 31, 2004, an election under subsection (B) of this Section 5(e) will not be allowed after December 31 of the calendar year prior to the calendar year in which the Stock Unit Award is made to the Participant).

An election to extend a Realization Date under subsection (A) or (B) of this Section 5(e) must be made in such a manner and in accordance with such rules as may be prescribed for this purpose by the Committee and must receive the approval required to exempt the disposition of the Stock Units under Rule 16b-3 (or any successor thereto) promulgated under the Securities Exchange Act of 1934.

With respect to any extension under subsection (A) or (B) of this Section 5(e), no Participant may elect to establish more than one new Realization Date in any given calendar year.

(f)           Transition Elections Made By December 31, 2008.  Any contrary provision notwithstanding, any election made by December 31, 2008, to establish or extend a Realization Date will be given effect under the Plan to the extent consistent with the transition rules allowed under Section 409A of the Code as specified in IRS Notice 2007-86.

6.           Forfeiture of Benefits

Each Participant’s benefits hereunder shall be nonforfeitable, except that a Participant shall forfeit all rights to all benefits hereunder in respect of Mandatory Conversions, Voluntary Conversions and Stock Units credited to the Participant’s Stock Unit Account if the Participant’s status as a director of the Company is (or is deemed to have been) terminated for Cause.  For purposes hereof, a Participant’s status as a director shall have been terminated for “Cause” upon the voluntary or involuntary termination of the individual’s service as a director on account of (i) the willful violation by the Participant of any federal or state law or any rule or regulation of any regulatory body to which the Company or its affiliates is subject, which violation would materially reflect on the Participant’s character, competence or integrity or (ii) a breach by the Participant of the Participant’s duty of loyalty to the Company and its affiliates.  If, subsequent to the termination of a Participant’s status as a director of the Company, it is determined by the Committee that the Participant’s status as a director of the Company could have been terminated for Cause, such Participant’s status as a director of the Company may be deemed to have been terminated for Cause.

7.           Beneficiaries

Any payment required to be made to a Participant hereunder that cannot be made to the Participant because of his death shall be made to the Participant’s beneficiary or beneficiaries, subject to applicable law.  Each Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Committee.  In the event a beneficiary designated by the Participant does not survive the Participant and no successor beneficiary is selected, or in the event no valid designation has been made, such Participant’s beneficiary shall be such Participant’s estate.

8.           Unfunded Status of the Plan

The Plan shall be unfunded, and Mandatory Conversions, Voluntary Conversions, Stock Units credited to each Participant’s Stock Unit Account and all benefits payable to Participants under the Plan represent merely unfunded, unsecured promises of the Company to pay a sum of money to the Participant in the future.

9.           Alienation of Benefits Prohibited

No transfer (other than pursuant to Section 7 hereof) by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

10.           No Special Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s status as a director of the Company.

11.           Termination and Amendment

The Plan may be terminated at any time by the Board.  The Plan may be amended by the Board from time to time in any respect; provided, however, that no such amendment may reduce the number of Stock Units theretofore credited or creditable to a Participant’s Stock Unit Account without the affected Participant’s prior written consent.  The termination of the Plan, or any amendment made to the Plan, shall not operate to accelerate the Realization Date with respect to any Stock Unit Award unless specifically so provided by the Board and allowed under Section 409A of the Code.

12.           Status Under Section 409A of the Code

The Plan is intended to comply with paragraphs (2), (3) and (4) of Section 409A(a) of the Code, and should be interpreted in a manner consistent with that intent.

13.           Choice of Law

The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Illinois, without reference to the principles of conflicts of laws, and to applicable federal securities laws.